EXHIBIT 23.2

I, Linda J. Caron, certify that:

  I am an independent consulting geologist residing at 717 75th Ave (Box 2493), Grand Forks, B.C., V0H 1H0

  I obtained a B.A.Sc. in Geological Engineering (Honours) in the Mineral Exploration Option, from the University of British Columbia (1985) and graduated with an M.Sc. in Geology and Geophysics from the University of Calgary (1988).

  I have practised my profession since 1987 and have worked in the mineral exploration industry since 1980. Since 1989, I have done extensive geological work in Southern B.C. and particularly in the Greenwood - Grand Forks area, both as an employee of various exploration companies and as an independent consultant.

  I am a member in good standing with the Association of Professional Engineers and Geoscientists of B.C. with professional engineer status.

  I have worked as a geological consultant on numerous exploration properties in the vicinity of the Burnt Basin property over the past six years. I completed an examination of the Burnt Basin property on July 18, 2003, on behalf of Newport Gold Inc. This examination including limited rock sampling. I also examined the property in 1989, for a different client.

  I have reviewed the available data on the Burnt Basin property, as listed in Section 16.0 of this report, and I believe this data to be accurate. Based on my work on the property and on a review of the available data, I believe this property to be of sufficient merit to justify the work programs recommended in this report.

  I have no direct or indirect interest in the property described herein, or in the securities of Newport Gold Inc. nor do I expect to receive any.

  I am a Qualified Person and independent of Newport Gold Inc., as defined by National Instrument 43-101. I have read National Instrument 43-101 and Form 43-101F1, and have prepared this report in compliance with these documents and with SEC requirements for reporting under Form 20F. As of the date of signing, I am not aware of any material facts related to this property, which are not reflected in this report.

  I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

/s/ Linda Caron ____________________________________	July 5, 2004 ____________________________________
Linda Caron, M.Sc., P. Eng.	Date of signing